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                                                                    Exhibit 18.1


August 10, 1998


Camden Property Trust
Three Greenway Plaza, Suite 1300
Houston, Texas  77046

Dear Sirs:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 1998, of the facts relating to the capitalization and depreciation of expenditures for carpet, appliances and HVAC unit replacements. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Camden Property Trust (the "Company"), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Camden Property Trust and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1997. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Camden Property Trust and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1997.


Yours truly,

/s/  DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP